Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated June 6, 2025 (which includes an explanatory paragraph relating to Lightwave Acquisition Corp.’s ability to continue as a going concern), relating to the financial statements of Lightwave Acquisition Corp. as of February 21, 2025 and for the period from January 22, 2025 (inception) through February 21, 2025, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

June 6, 2025